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Dan Grubbs, Media Relations, 816-932-8470
Becky Shulman, Investor Relations, 816-701-4574

H&R BLOCK RESPONDS TO NASD CHARGES RELATED TO FINANCIAL ADVISORS UNIT

FOR RELEASE NOV. 8, 2004

        KANSAS CITY, Mo. – H&R Block Inc. (NYSE:HRB) today said it is disappointed the NASD has decided to bring charges against its H&R Block Financial Advisors (HRBFA) business unit related to the sale of Enron bonds in late 2001, a period during which Enron’s bonds carried an investment grade rating. H&R Block said it believes the charges will prove unfounded.

        “We deeply regret that our clients experienced losses from the devaluation of Enron bonds,” said Nick Spaeth, senior vice president and chief legal officer of H&R Block Inc. “However, the lost value was the result of mismanagement and bankruptcy at Enron that later came to light, not the result of actions or omissions on the part of H&R Block Financial Advisors. At the time of sale, these bonds were rated investment grade by the national rating services, and evidence of internal fraud at Enron had yet to be discovered.”

        The company also pointed out that at the time of the bond sales, Enron was the country’s seventh largest corporation whose common stock was widely held and recommended by the research analysts who covered it.

        In its communications with the NASD about this issue, which encompassed total sales to HRBFA clients of approximately $15 million of Enron bonds, the company has made the following points:
    • The bonds were obtained from traditional industry sources and offered to clients at then current market prices; and
    • HRBFA was not involved in any investment banking or other consultative arrangements involving Enron Corp.

        H&R Block said that it disagrees with the NASD’s conclusions and believes the company’s position will be validated through the NASD hearing process.

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        H&R Block Response to NASD Charges/page 2

About H&R Block:

H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax services and financial advice, investment and mortgage products and services, and business accounting and consulting services. The world’s largest tax preparation company, H&R Block in fiscal year 2004 served 21.6 million clients at more than 11,000 retail offices worldwide and with software and online services. H&R Block is the only major tax preparation and financial services company that focuses primarily on helping middle-income Americans achieve their financial objectives. Investment services and securities products are offered through H&R Block Financial Advisors Inc., member NYSE, SIPC. H&R Block Inc is not a registered broker-dealer. H&R Block Mortgage Corp. offers retail mortgage products. Option One Mortgage Corp. offers wholesale mortgage products and a range of mortgage services. RSM McGladrey Inc. serves mid-sized businesses with accounting, tax and consulting services.